Exhibit 10.2

LOCK UP AGREEMENT

THIS LOCK UP AGREEMENT (the “Agreement”) is entered into as of this __ day of January 2026 (the “Effective Date”) by and between Gaia Botanicals, LLC, a Colorado limited liability company (the “Stockholder”) and cbdMD, Inc., a North Carolina corporation (the “Company”). All terms not otherwise defined herein shall have the same meaning as in the Purchase Agreement (as hereinafter defined).

WHEREAS, the Company and the Stockholder are parties to that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Company acquired certain of the assets and assumed certain specified liabilities of the Stockholder and as consideration therefor, the Company shall issue to the Stockholder at closing Four Hundred and Twenty Five Thousand (425,000) restricted shares of its common stock, par value $0.001 per share, and up to Five Hundred and Twenty Five Thousand (525,000) restricted shares of its common stock, par value $0.001 per share (the “Shares”) in connection with the Earnout Shares.

WHEREAS, as a condition of the Purchase Agreement, the Stockholder agreed to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     LOCK UP AND DRIBBLE OUT OF SHARES.

(a)    The Stockholder hereby agrees that, without the prior written consent of the Company and except as set forth below, it will not during the period commencing on the Effective Date and ending on the one hundred and eightieth (180th) day after the Effective Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Company's common stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b)    The Stockholder hereby authorizes the Company during the Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Shares subject to this Agreement for which the Stockholder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement; and

(c)    Following the expiration of the Lock Up Period and for a period of three hundred and sixty-five (365) days, the Stockholder and any Permitted Transferee agree to limit the sale, transfer or disposal of any Shares, including the Earnout Shares (as defined in the Purchase Agreement), to an aggregate of One Hundred and Twenty Five Thousand (125,000) shares of common stock (subject to adjustment for reverse stock splits, forward stock splits and the like) in any calendar quarterly period (the “Dribble Out Period”).

2.     TRANSFER; SUCCESSOR AND ASSIGNS.

(a)    Notwithstanding Section 1 hereto, during the Lock Up Period, the Stockholder may, without the consent of the Company, transfer the Shares (in each case, a “Permitted Transfer”, and the recipient of such Permitted Transfer, a “Permitted Transferee”) to the persons listed on Exhibit A, provided that any such persons shall first enter into a lock up agreement in substantially similar form to this Agreement, which shall remain in full force and effect until the expiration of the Lock Up Period and the Dribble Out Period;

(b)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. As provided above, upon the Company's prior written consent to any Permitted Transfer, the Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement; and

(c)    Permitted Transfers, private transfers and distribution of the Shares and Earnout Shares shall be transferred subject to the right of Setoff as defined under the Purchase Agreement.

3.     COMPLIANCE WITH SECURITIES LAWS. A Permitted Transfer shall be made only if it is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and if the transfer otherwise complies with the terms of this Agreement.

4.     LEGENDS.

(a)    The Stockholder hereby agrees that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED JANUARY __, 2026, BETWEEN CBDMD, INC. AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF CBDMD, INC. AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF CBDMD, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b)    A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company's transfer agent of record.

5.     SPECIFIC PERFORMANCE. The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 5 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

6.     NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

7.     RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

8.     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

9.     COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.     ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

11.     AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Stockholder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

12.     SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.     CONSTRUCTION. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

14.     ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY CBDMD, INC. By: /s/ T. Ronan Kennedy Name: Ronan Kennedy Its: CFO STOCKHOLDER: GAIA BOTANICALS, LLC By: /s/Brandon Beatty Name: Brandon Beatty Its: CEO

Exhibit A

●	Gaia Botanicals LLC
●	Seanix-Aowyn LTD
●	Brandon J. Beatty
●	Harry C. Beatty
●	David E. Sommer
●	David McBride
●	JUGGERNAUT CAPITAL PARTNERS IV-A, L.P.
●	JCP IV-B BLUEBIRD DSP, L.P.
●	JCP IV-C LLC